Exhibit 99.1

Contact:	Richard S. Lindahl
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-6956	Arlington, Virginia 22209
	jconnor@executiveboard.com	www.exbd.com
THE CORPORATE EXECUTIVE BOARD REPORTS FIRST QUARTER RESULTS
AND UPDATES 2011 GUIDANCE
Arlington, Virginia — (May 2, 2011) — The Corporate Executive Board Company (the “Company”) (NYSE: EXBD) today announces financial results for the first quarter ended March 31, 2011. Revenues for the first quarter of 2011 increased 14.7% to $114.9 million from $100.2 million for the first quarter of 2010. Net income for the first quarter of 2011 was $11.4 million, or $0.33 per diluted share, compared to $11.6 million, or $0.34 per diluted share, for the same period of 2010.
Contract Value at March 31, 2011 was $444.6 million, an increase of 16.4% compared to March 31, 2010, as a result of increased sales to new and existing members and the acquisition of Iconoculture in May 2010. Wallet retention rate, which the Company defines as the total current year Contract Value from prior year members as a percentage of the total prior year Contract Value, at March 31, 2011 increased to 104% from 81% at March 31, 2010. Contract Value per member institution increased 5.8% at March 31, 2011 to $84,296 from $79,662 at March 31, 2010.
“Our first quarter performance reflects continued progress on key elements of our growth strategy,” said Thomas Monahan, Chairman and Chief Executive Officer. “We saw solid year over year gains in top-line metrics across the quarter, and as planned, we invested additional staff and resources in attractive growth opportunities. With this added bench strength, our highly-committed teams are delivering uniquely valuable insights, driving greater member engagement, and expanding institutional relationships. We are updating our guidance based on these trends and our improved visibility into potential 2011 outcomes.”
OUTLOOK FOR 2011
The Company’s updated 2011 annual guidance, which includes an increase in Revenues and non-GAAP diluted earnings per share, is as follows: Revenues of $480 to $500 million; Non-GAAP diluted earnings per share of $1.50 to $1.65; Depreciation and amortization expense of $17.0 to $18.0 million; capital expenditures of approximately $8.0 to $10.0 million; and an Adjusted EBITDA margin of between 22.0% and 23.0%.
QUARTERLY DIVIDEND
The Company today announces that its Board of Directors has approved a cash dividend on its common stock for the second quarter of 2011 of $0.15 per share. The Company will fund its dividend payments with cash on hand and cash generated from operations. The dividend is payable on June 30, 2011 to stockholders of record at the close of business on June 15, 2011.

NON-GAAP FINANCIAL MEASURES
This press release and the accompanying tables, as well as earnings discussions, include a discussion of EBITDA, Adjusted EBITDA, Adjusted net income, and Non-GAAP diluted earnings per share, which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings before interest income, net, depreciation and amortization, and provision for income taxes. The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before interest income, net, depreciation and amortization, provision for income taxes, impairment loss, costs associated with exit activities, restructuring costs, and gain on acquisition. The term “Adjusted net income” refers to net income excluding the after tax effects of impairment loss, costs associated with exit activities, restructuring costs, and gain on acquisition. “Non-GAAP diluted earnings per share” refers to diluted earnings per share excluding the after tax per share effects of impairment loss, costs associated with exit activities, restructuring costs, and gain on acquisition.
These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.
A reconciliation of Net income to EBITDA is provided below:

	Three Months Ended
	March 31,
	2011	2010
Net income	$11,354	$11,633
Interest income, net	(349)	(436)
Depreciation and amortization	4,258	5,135
Provision for income taxes	7,955	8,185

EBITDA	$23,218	$24,517

There were no adjustments that require a reconciliation of EBITDA to Adjusted EBITDA, Net income to Adjusted net income, or Diluted earnings per share to Non-GAAP diluted earnings per share in the three months ended March 31, 2011 or 2010, respectively.
With respect to the Company’s 2011 annual guidance, reconciliations of Non-GAAP diluted earnings per share to GAAP diluted earnings per share, Adjusted net income to net income and Adjusted EBITDA to net income as projected for 2011 are not provided because the Company cannot, without unreasonable effort, determine the components of GAAP diluted earnings per share and net income to provide reconciliations to Non-GAAP diluted earnings per share and Adjusted EBITDA for its 2011 fiscal year with certainty at this time.
We believe that EBITDA, Adjusted EBITDA, Adjusted net income, and Non-GAAP diluted earnings per share are relevant and useful supplemental information for our investors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, when publicly providing the Company’s business outlook and as a measurement for potential acquisitions. A limitation associated with EBITDA and Adjusted EBITDA is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. Management compensates for these limitations by also relying on the comparable GAAP financial measure of income from operations, which includes depreciation and amortization.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as estimates, expects, anticipates, projects, plans, intends, believes, forecasts and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, statements about anticipated future financial results, such as our updated 2011 guidance, are forward-looking statements. You are hereby cautioned that these statements are based upon our expectations at the time we make them and may be affected by important factors including, among others, the factors set forth below and in our filings with the U.S. Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to changing member needs and demands, our potential inability to attract and retain a significant number of highly skilled employees, risks associated with the results of restructuring plans, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to loss of revenue resulting from our unconditional service guarantee, exposure to litigation related to our content, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates or assumptions used to prepare our financial statements, our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments, and our potential inability to effectively anticipate, plan for and respond to changing economic and financial markets conditions, especially in light of ongoing uncertainty in the worldwide economy and possible volatility of our stock price. These and other factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the U.S. Securities and Exchange Commission, including, but not limited to, our 2010 Annual Report on Form 10-K. The forward-looking statements in this press release are made as of May 2, 2011, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
ABOUT THE CORPORATE EXECUTIVE BOARD COMPANY
The Corporate Executive Board drives faster, more effective decision making among the world’s leading executives and business professionals. As the premier, network-based knowledge resource, The Corporate Executive Board provides customers with the authoritative and timely guidance needed to excel in their roles, take decisive action and improve company performance. Powered by an executive network that spans more than 50 countries and represents approximately 85% of the world’s Fortune 500 companies, The Corporate Executive Board offers unique research insights along with an integrated suite of exclusive tools and resources that enable the world’s most successful organizations to deliver superior business outcomes. For more information, visit www.exbd.com.

THE CORPORATE EXECUTIVE BOARD COMPANY
Financial Highlights and Other Operating Statistics
(Unaudited)

	Selected	Three Months Ended
Financial Highlights (GAAP, as reported):	Percentage	March 31,
(In thousands, except per share data)	Changes	2011	2010
Revenues	14.7%	$114,858	$100,175
Net income	(2.4)%	$11,354	$11,633
Basic earnings per share	(2.9)%	$0.33	$0.34
Diluted earnings per share	(2.9)%	$0.33	$0.34
Weighted average shares outstanding:
Basic		34,351	34,155
Diluted		34,746	34,429

Other Operating Statistics:
Contract Value (In thousands)*	16.4%	$444,636	$382,147
Member institutions	10.0%	5,275	4,797
Contract Value per member institution	5.8%	$84,296	$79,662
Wallet retention rate**	28.4%	104%	81%

*
We define “Contract Value,” at the end of the quarter, as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

**	We define “Wallet retention rate,” at the end of the quarter, as the total current year Contract Value from prior year members as a percentage of the total prior year Contract Value.

THE CORPORATE EXECUTIVE BOARD COMPANY
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended
	Percentage	March 31,
	Changes	2011	2010

Revenues	14.7%	$114,858	$100,175

Costs and expenses:
Cost of services		40,410	33,512
Member relations and marketing		35,546	25,780
General and administrative		16,840	15,472
Depreciation and amortization		4,258	5,135

Total costs and expenses		97,054	79,899

Income from operations	(12.2)%	17,804	20,276

Other income (expense), net (1)		1,505	(458)

Income before provision for income taxes		19,309	19,818
Provision for income taxes		7,955	8,185

Net income	(2.4)%	$11,354	$11,633

Basic earnings per share	(2.9)%	$0.33	$0.34
Diluted earnings per share	(2.9)%	$0.33	$0.34

Weighted average shares outstanding
Basic		34,351	34,155
Diluted		34,746	34,429

Percentages of Revenues
Cost of services		35.2%	33.5%
Member relations and marketing		30.9%	25.7%
General and administrative		14.7%	15.4%
Depreciation and amortization		3.7%	5.1%
Income from operations		15.5%	20.2%
EBITDA(2)		20.2%	24.5%

(1)
Other income (expense), net for the three months ended March 31, 2011 includes $0.3 million of interest income, a $0.6 million increase in the fair value of deferred compensation plan assets, and a $0.6 million foreign currency gain. Other income (expense), net for the three months ended March 31, 2010 includes $0.4 million of interest income and a $0.5 million increase in the fair value of deferred compensation plan assets offset by a $0.8 million foreign currency loss and $0.6 million of other expense.

(2)	See “NON-GAAP FINANCIAL MEASURES” for further explanation.

THE CORPORATE EXECUTIVE BOARD COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$180,648	$102,498
Marketable securities	9,978	10,114
Membership fees receivable, net	89,411	141,322
Deferred income taxes, net	17,153	18,727
Deferred incentive compensation	17,148	15,710
Prepaid expenses and other current assets	11,054	10,388

Total current assets	325,392	298,759

Deferred income taxes, net	42,332	43,524
Marketable securities	10,784	10,850
Property and equipment, net	82,632	83,140
Goodwill	29,387	29,266
Intangible assets, net	12,936	13,828
Other non-current assets	32,276	30,782

Total assets	$535,739	$510,149

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$42,144	$52,439
Accrued incentive compensation	38,798	40,719
Deferred revenues	281,620	251,200

Total current liabilities	362,562	344,358

Deferred income taxes	790	679
Other liabilities	83,672	82,296

Total liabilities	447,024	427,333

Total stockholders’ equity	88,715	82,816

Total liabilities and stockholders’ equity	$535,739	$510,149

THE CORPORATE EXECUTIVE BOARD COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,354	$11,633
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	4,258	5,135
Deferred income taxes	1,535	213
Share-based compensation	2,004	1,438
Excess tax benefits from share-based compensation arrangements	(1,396)	—
Foreign currency translation gain	(695)	—
Amortization of marketable securities premiums, net	69	134
Changes in operating assets and liabilities:
Membership fees receivable, net	51,934	44,945
Deferred incentive compensation	(1,435)	(2,675)
Prepaid expenses and other current assets	(584)	1,435
Other non-current assets	(1,329)	(153)
Accounts payable and accrued liabilities	(10,413)	(13,351)
Accrued incentive compensation	(2,009)	4,296
Deferred revenues	30,378	18,214
Other liabilities	1,317	519

Net cash flows provided by operating activities	84,988	71,783

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,602)	(283)
Cost method investment	(150)	—
Maturities of marketable securities, net	—	12,500

Net cash flows (used in) provided by investing activities	(2,752)	12,217

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	774	—
Proceeds from the issuance of common stock under the employee stock purchase plan	108	114
Excess tax benefits from share-based compensation arrangements	1,396	—
Purchase of treasury shares	(1,786)	(183)
Payment of dividends	(5,145)	(3,753)

Net cash flows used in financing activities	(4,653)	(3,822)

NET INCREASE IN CASH AND CASH EQUIVALENTS	77,583	80,178

Effect of exchange rates on cash	567	—

Cash and cash equivalents, beginning of period	102,498	31,760

Cash and cash equivalents, end of period	$180,648	$111,938